News Release

For Immediate Release:

September 10, 2008

International Barrier Technology Blazeguard Fire-Rated Sheathing Panels Added to California Wildfire Products List

Watkins, MN; Vancouver, BC September 10, 2008 - International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV) - California architects, builders and designers looking to meet new fire codes for wildfire-prone areas now have a new, eco-friendly alternative – Barrier Technology’s Blazeguard® fire-rated structural sheathing panels.

Blazeguard panels feature Pyrotite™, a patented, cementitious coating over either oriented strand board (OSB) or plywood of various dimensions. The coating not only resists ignition but adds structural strength to its underlying substrate.

Blazeguard has been added to the Wildland Urban Interface (WUI) products list by the California Office of the State Fire Marshall, and is the only product listed under three different categories – exterior wall siding and sheathing, under eave, and ignition-resistant materials.

“Blazeguard provides improved shear strength along with a non-combustible layer preventing penetration of a fire from the outside into the structural members of a house,” says Michael Huddy, Barrier Technology President and CEO. “We offer strength and fire protection from a single panel, without the need for gypsum wallboard on the exterior of a house.”

New fire codes – Chapter 7A of the 2007 California Building Code – went into effect January 1, 2008, requiring more fire-resistant design and materials in Fire Hazard Severity Zones. A full description and listing of products approved for the zones can be found at www.osfm.fire.ca.gov/strucfireengineer/pdf/bml/wuiproducts.pdf.

Factory-applied Blazeguard not only provides builders a WUI-listed product and International Code Council (ICC) compliance (ICC ESR-1365), it offers an economically-friendly, labor-saving way to provide a non-combustible surface underneath traditional wood siding or roof shingles.

“Your product was really a life safer,” notes Behzad Kafaie, an architect with San Francisco-based Hart Howerton who is using Blazeguard in roof and wall applications on a house in Monterrey County. “Our customer insisted on traditional wood siding, wanted the look and feel of natural wood. We did not have to go for another layer of substrate over the plywood we already had. There were other products we might have tried to use to get the fire rating, but that would have added more cost and more weight.  This answered our needs from a structural basis as well as meeting the new fire codes.”

The product is being distributed in California by Bear Forest Products of Riverside, Ca.

Further information on Barrier Technology and on Blazeguard Fire-Rated Sheathing can be found at www.intlbarrier.com or by calling 800-638-4570.

About International Barrier Technology Inc.
International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire resistant building materials branded as Blazeguard®. Barrier's award-winning Blazeguard® wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact. Blazeguard® provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction. Blazeguard® customers include many of the top multifamily homebuilders, and commercial modular building manufacturers in the United States.

INTERNATIONAL BARRIER TECHNOLOGY INC.

_______________________

Michael D. Huddy

President, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Melissa McElwee, Investor Relations Manager

International Barrier Technology

(866) 735-3519

mmcelwee@intlbarrier.com

For more information please visit:

www.intlbarrier.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA

Tel: 866-735-3519  •  Email: mmcelwee@intlbarrier.com